Exhibit 99.1


                        New York Community Bancorp, Inc.
         Announces 5.0 Million Share Repurchase Authorization

    WESTBURY, N.Y.--(BUSINESS WIRE)--Nov. 13, 2002--New York Community
Bancorp, Inc. (Nasdaq: NYCB) today announced that its Board of Directors has authorized the repurchase of up to an additional 5.0 million shares of the Company's outstanding common stock.
    Share repurchases will commence upon completion of the share repurchase authorized by the Board on February 19, 2002, under which approximately 170,000 shares remained available for repurchase at the close of business yesterday.
    The current share repurchase authorization is the Company's fifteenth since October 1994. As in the past, shares will be repurchased through open market or negotiated transactions and will be held by the Company as Treasury stock. The number of shares repurchased and the timing of such transactions will depend upon market conditions and the implementation of other value-enhancing corporate strategies.

    New York Community Bancorp, Inc. is the $10.0 billion holding company for New York Community Bank and the sixth largest thrift in the nation, based on market capitalization. The Bank serves its customers through a network of 109 banking offices in New York City, Long Island, Westchester County, and New Jersey, and operates through six divisions: Queens County Savings Bank, Richmond County Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, and South Jersey Bank. In addition to operating the largest supermarket banking franchise in the metro New York region, with 54 in-store branches, the Bank is the largest producer of multi-family mortgage loans for portfolio in New York City. Additional information about the Company and its financial performance is available at www.myNYCB.com.


    CONTACT: New York Community Bancorp, Inc., Westbury
             Investor Relations:
             Ilene A. Angarola, 516/683-4420